Exhibit 99.1

Ixia Names Brent Novak Chief Financial Officer

CALABASAS, CA, September 23, 2014 — Ixia (Nasdaq: XXIA) today announced that its board of directors has appointed Brent Novak as its chief financial officer effective today.

“It is my pleasure to announce the appointment of Brent Novak as chief financial officer, and I look forward to working with him as an integral member of the company’s executive team,” commented Bethany Mayer, Ixia’s president and chief executive officer. “Brent is a seasoned financial executive and possesses a deep knowledge and history of Ixia’s business. In his role as acting chief financial officer, he has demonstrated tremendous leadership and was instrumental in bringing the company current with its quarterly and annual reporting requirements.”

Brent Novak has approximately 20 years of corporate finance experience. He has served as Ixia’s vice president, finance since 2006 and managed the company’s planning, reporting and tax functions. In addition, he has served as acting chief financial officer since March 2014 at which time he also assumed overall responsibility for the company’s accounting, treasury and revenue recognition functions. Prior to joining Ixia in 2004 as senior director of finance, Novak served as director of finance and corporate development at Idealab, a creator and operator of small to mid-sized start-up technology companies. Novak began his career in the audit practice of PricewaterhouseCoopers, where he became a manager and served both public and private companies mostly in the technology industry. Novak is a certified public accountant and holds a bachelor’s degree in business economics from the University of California at Santa Barbara.

About Ixia

Ixia develops amazing products so its customers can connect the world. Ixia helps its customers provide an always-on user experience through fast, secure delivery of dynamic, connected technologies and services. Through actionable insights that accelerate and secure application and service delivery, Ixia’s customers benefit from faster time to market, optimized application performance and higher-quality deployments. Learn more at http://www.ixiacom.com.

Financial Contact:

The Blueshirt Group

Maria Riley, Investor Relations

Tel: 415-217-7722